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TO ALL SHAREHOLDERS          [Photograph
AND TEAMMATES                 Office of the Chairman:
                              Left to right:  Kenneth A. Francis
                              Gerald A. Johnston, John F.
                              McDonnell, John P. Capellupo,
                              and Herbert J. Lanese]


     To grow stronger in hard times is the acid test of competitiveness. McDonnell Douglas has met that challenge, as our 1993 results demonstrate.

     Along with other aerospace companies, MDC faced a deepening downturn in military and commercial markets in 1993. U.S.
military aircraft expenditures declined 17% in real terms in 1993, and have fallen 36% since 1989. Since 1991, there has also been a drought in new orders for commercial aircraft.

     Despite the harsh environment, MDC had an extremely good year. We had multiple successes in securing new business essential to future growth. Productivity and quality continued to rise -- more than compensating for lower rates of production.
We achieved a strong increase in earnings and a dramatic reduction in aerospace debt.

     Shareholders benefited from MDC's performance. From the beginning of the year to the end, the price per share of our stock grew from $48 1/4 to $107 -- a 122% increase. By comparison, the S&P aerospace index rose by 27% in 1993.

     The twin problems of excess capacity and lower levels of demand have led to a period of consolidation within the aerospace industry. Leading aerospace companies have pursued a variety of strategies. Lockheed, Martin Marietta, and Loral have made acquisitions to bolster their positions in key markets. General Dynamics -- our principal rival in fighter aircraft for many years -- has liquidated much of its defense business and returned cash to shareholders. Grumman has announced withdrawal from the fighter airframe business.

     MDC has tackled the problem of excess capacity head-on -- by directly reducing capacity and instituting a number of measures aimed at making the corporation better able to survive and flourish on a leaner diet. In the past two years, for example, we have decided to close four major fabrication plants in the U.S. By consolidating work in our remaining plants, we expect to make a substantial improvement in average plant utilization.

     While reducing costs, we have tightened the focus of our objectives and strategies. We have no intention of diversifying into new and unfamiliar businesses. In fact, over the past three years, we have shed peripheral businesses in information systems and financial services. Ours is a here-we-stand strategy. It is based on a unique set of strengths as an aerospace company.



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     The first of those strengths is our position in combat
aircraft. We are the world leader in that business. MDC is producing a total of four combat aircraft, plus the T-45 trainer. No other company is producing more than two combat aircraft.

     We also have the dominant military transport aircraft of the future in the C-17 Globemaster III, which entered service with an operational unit of the U.S. Air Force in 1993. The only other military transport in production is the short-range, propeller-driven C-130 Hercules, which is less than half the size of the C-17 and has been produced for more than 30 years. The C-17 is the key to the concept of rapid deployment of U.S. and allied forces in a world of multiple regional instabilities. Unlike any other aircraft (or combination of aircraft), the C-17 can deliver heavy firepower (such as main battle tanks, Apache helicopters, and Patriot missile batteries) direct to small, austere airfields anywhere in the world.

     MDC and the Department of Defense have reached a settlement on a wide range of issues related to the C-17 fixed price development program. The settlement -- which is subject to Congressional approval -- was the principal cause of a $450 million pre-tax write-off against our 1993 earnings. We were willing to accept that very large write-off because the settlement gives us until the end of 1995 to prove to our customer that we can deliver high quality airplanes on schedule, on specification, and at affordable costs. If we do, I am convinced we will produce C-17s for a long time to come (see more detailed discussion on p. 9).

     Outside of military aircraft, MDC is the largest producer of stand-off strike missiles. Our Tomahawk and Harpoon/SLAM missiles won praise for precision strikes against military targets in Desert Storm.

     And we make the world's most reliable satellite launch vehicle. Entering 1994, our Delta rocket has had a record string of 46 consecutive successful launches since 1986. Going back to 1977, the Delta has been successful in 89 of 90 launches. That compares with an industry average of one failure in every ten launches.

     Our growing financial success received close and welcome attention in 1993. Less well known is our surging technological leadership, and our progress in total quality measures. We won almost $400 million in government-funded R&D contracts in 1993, a 23% increase over 1992. That includes winning 31 out of the 33 important competitions involving MDC. Our "Phantom Works" in St. Louis is doing pioneering work which combines advanced product technologies with advanced production methods.

[TEXT IN THE RIGHT MARGIN:  "Ours is a here-we-stand strategy.
It is based on a unique set of strengths as an aerospace company."]




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     MDC made history in 1993 when the DC-X Delta Clipper
Experimental rocket rose from the New Mexico desert, hovered, moved laterally, and landed safely under its own power. The development of the new E/F model of the F/A-18 Hornet continued on-cost, on-schedule, and on-performance. Furthermore, the Clinton Administration's "Bottom Up Review" of U.S. defense requirements for the post-Cold War world reaffirmed the F/A-18 E/F as the primary Navy combat aircraft for the foreseeable future.

     We continued on-cost, on-schedule, and on-performance with the development of the MD-90 jetliner. The MD-90 and our new super-quiet MD Explorer helicopter are moving toward FAA certification at the end of 1994.

     We also made great strides in 1993 in our total quality efforts. Across MDC, high-performance teams are reducing cycle times, improving processes, cutting costs, and raising quality. Every major unit of the corporation has achieved significantly higher scores in annual Baldrige assessments.

                   1993 FINANCIAL PERFORMANCE

     At the outset of 1993, MDC could be fairly described as a highly leveraged company. By the end of the year, our debt was down to a normal level for a company in our business.

     In 1993 we reduced aerospace debt by 41%, or $1.1 billion.
The debt-to-equity ratio for our aerospace segments stood at 0.52 at year end -- down from 1.01 at the end of 1992. That is the lowest the debt ratio has been since 1987.

     MDC did not have to sell the family silver, as it were, to pay the mortgage. The great preponderance of the cash used to reduce debt -- about $900 million -- was generated from aerospace operations -- rather than divestitures. That included a first-time, large positive cash flow from our new MD-11 commercial jetliner program.

                         LEAN AND SMART

     Our strong financial results in 1993 reflect comprehensive cost control measures initiated in 1990 -- at a time when we were experiencing cash flow difficulties as a result of concurrent problems in four development programs. In retrospect, the crisis in 1990 was a blessing in disguise in terms of timing. Ahead of other aerospace companies, we commenced a series of strong actions to reduce cost structures and make better and more creative use of all of our resources.

     Since mid-1990, we have reduced our workforce by approximately 65,000 people, or 48%; vacated or begun to vacate facilities in California, Ohio, and Oklahoma; and restructured our businesses.




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     Across the corporation, we have reduced inventory, overhead, and rework. In addition to rigorous cost controls, we have achieved better results by break-through thinking at many levels.

     Take the development of the new E/F model of the F/A-18 Hornet. According to an old joke in the aerospace industry, an advanced aircraft is "500,000 parts flying in close formation." Aerospace engineers sometimes boast of the hundreds of thousands of parts and the miles and miles of wiring that go into an aircraft. They take pride in the complexity of the product. But multi-disciplinary teams responsible for carrying out the work on every major assembly and subassembly in the F/A-18 E/F program have a different mindset. One of their objectives is to reduce the parts count. And to develop an aircraft that is less complicated and less costly to manufacture.

     While the F/A-18 E/F will be substantially larger and much more capable than earlier models of the Hornet, it will have about 30% fewer structural parts. Fewer parts means less tooling, less inventory, fewer suppliers, less paperwork, and less time in manufacture and assembly. From the customer's point of view, fewer parts mean an aircraft that weighs less, is easier to maintain, easier to upgrade, more durable -- and lower priced.

     A critical element in an effective war on costs is good communications and constant sharing of information -- within the company, and between the company and its customers and suppliers. And this is another area in which we are breaking through old ways of thinking. Since 1992, we have established fourteen senior-level teams that directly involve DoD customer representatives in documenting and improving our processes.

     Similarly, we have made our suppliers a more integral part of our business through active sharing of computerized information systems and much earlier involvement in product design. Through our supplier certification program, we have forged close working partnerships with over 300 high-performing suppliers -- and entrusted an increasing share of the workload to them.

                         THE ROAD AHEAD

     I am often asked: Why hasn't MDC tried to diversify -- or to "convert" from what it does now into whole new lines of non-defense business? There are two answers to that question.

     First, I regard diversification as an inherently weak strategy. We became the nation's largest defense contractor by becoming a highly optimized organization. For a big company to convert to a different business may be compared to a world champion golfer switching to competitive tennis. The golfer may become a very good tennis player, but it is doubtful that he or she will be able to make a living by competing at the highest levels of professional tennis.



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     As a matter of fact, airframe companies have made numerous highly publicized attempts to diversify in the past. With almost no exceptions, the results (including our own attempts at diversification) have been dismal.

     Second, there are ample opportunities for us within the aerospace industry. We have not come to the end of the road -- not by a long shot. Though we now face major downturns in defense and airliners, neither market will remain down forever. It is impossible to conceive of a growing world economy that does not (over time) include a vibrant and growing aerospace industry. Nor is it conceivable that the world will soon be magically transformed into a safe place not requiring a strong U.S. defense capability.

     Furthermore, MDC expects to win a growing share of the still large and critically important U.S. defense market. In a shrinking market, we have the advantage of having programs already in production and readily upgradable. In addition, our combat aircraft sales to allied nations, which have averaged $1 billion per year over the past three years, should be growing in the next few years as a result of a string of recent successes in international competitions.

     In summary, MDC is strongly positioned as one of the handful of clear winners in the continuing shake-out within the defense industry.

     In MDC's commercial airliner business, there will be further reductions in deliveries and revenues in 1994. But we have learned to operate efficiently at extremely low rates of production. And our reputation with airline customers is steadily improving as a result of a sustained period of on-time deliveries of high-quality products. We expect another strong cyclical upturn in the airliner market with increased deliveries beginning in 1996 or 1997 -- and lasting into the early 21st century. As of the end of 1993 we still had firm orders assuring adequate production rates through 1995. We will need to land new orders for MD-11s in 1994 to bolster our deliveries in 1996 and beyond.

     While MDC competes in only two of the five principal segments of the large commercial aircraft market served by Boeing and Airbus, we are strong competitors in those two segments. Our MD-80 twinjets are in service with almost 60 airlines and our MD-11 long-range trijet is in service with 17 airlines around the world.

[TEXT IN THE RIGHT MARGIN: "MDC is strongly positioned as one of the handful of clear winners in the continuing shake-out within the defense industry."]







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     We intend to build upon our franchise with the world's
airlines by continuing to expand and grow within the segments of the market we now serve (see p.15 for some of our product expansion plans).

     During 1993 we continued to explore the feasibility of converting Douglas Aircraft into an international alliance owned by several companies around the world with MDC as the majority owner. If achieved, the new company would have the financial resources, low cost structure, and worldwide presence to compete across the board with Boeing and Airbus.

     In the recent past, our low stock price, low earnings, and heavy debt load dictated defensive strategies aimed at limiting risk and maximizing cash flow. Our greatly improved financial condition now permits us to take a more aggressive approach. As we enter 1994, we are in position to consider additional investments, including acquisitions, to further strengthen our core businesses. With our strong positive cash flow, we are committed in the coming years to maximizing value for our shareholders -- through careful reinvestment in our core businesses, stock repurchases, or increasing direct returns to shareholders.

     We have entered a new period that will be characterized by financial and program strength, better employment stability, and sustained future success. That is a tribute to the hard, effective work of my many thousands of teammates - and their willingness to embrace change.

     Two things are certain: Our future is aerospace, and the future is bright.



                           /s/   John F. McDonnell
                           Chairman and Chief Executive Officer
                           February 17, 1994